EXHIBIT 10.34
Summary of Executive Salary and Bonus Arrangements
The table below summarizes the current annual salary and bonus arrangements we have with each of our current executive officers. All of the compensation arrangements we have with our executive officers, including with respect to annual salaries and bonuses, are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors. The Compensation Committee approved the annual salary and bonus arrangements noted in the table below.
We have written employment arrangements with each of our executive officers, and a copy of each such employment arrangement is filed as an exhibit to the accompanying Annual Report on Form 10-K. The non-salary and bonus components of our compensation arrangements with our executive officers, including with respect to severance, option grants and other benefits, are described in those respective agreements. We generally pay bonuses, if any, to our executive officers on a quarterly basis. Certain of our executive officers participate in the executive bonus plan that was adopted by the Compensation Committee on February 9, 2005, a description of which is filed as Exhibit 10.33 to the accompanying Annual Report on Form 10-K. In addition to the bonus arrangements noted in the table below, all of our executive officers are eligible for discretionary bonuses as determined from time to time by the Compensation Committee.

	Annual
Executive Officer	Base Salary	Bonus
Frank F. Khulusi Chairman, President and Chief Executive Officer	$800,000	(1)

Brandon H. LaVerne Interim Chief Financial Officer, Treasurer and Chief Accounting Officer	$206,748	(2)

Kristin M. Rogers Executive Vice President—Sales and Marketing	$335,000	(1)

Daniel J. DeVries Executive Vice President—Consumer	$275,000	(1)

Robert I. Newton General Counsel and Secretary	$300,000	(3)

(1)	Mr. Khulusi, Ms. Rogers and Mr. DeVries are eligible to participate in our executive bonus plan referenced above.

(2)	Mr. LaVerne is eligible to receive an annual bonus of up to $56,000, paid in quarterly installments, as well as discretionary bonuses as determined from time to time by the Compensation Committee.

(3)	Mr. Newton is eligible to receive an annual bonus of up to $120,000, paid in quarterly installments, as well as discretionary bonuses as determined from time to time by the Compensation Committee.